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                                                                  EXHIBIT 4.1.1

                             FIRST AMENDMENT TO THE
                             TRAMMELL CROW COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN

         THIS FIRST AMENDMENT is effective as set forth below and is made by the Benefits Committee of Trammell Crow Company, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company has previously established the Trammell Crow Company Employee Stock Purchase Plan effective March 1, 1998 (the "Plan") for the benefit of eligible employees;

         WHEREAS, the Company has established a benefits committee (the "Benefits Committee") to administer certain plans maintained by the Company;

         WHEREAS, the Benefits Committee is responsible for the administration of the Plan;

         WHEREAS, pursuant to paragraph 15 of the Plan, the Benefits Committee has the right to make certain amendments to the Plan;

         WHEREAS, the Benefits Committee desires to amend the Plan such that certain employees, determined on a case-by-case basis, may be granted service credit for purposes of the Plan's eligibility waiting period; and

         WHEREAS, an amendment to the eligibility waiting period within the scope of the Benefits Committee's powers.

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. Paragraph 4 is hereby amended in its entirety effective January 1, 1999 to read as follows:

                           4. ELIGIBILITY. All employees of the Company and the
                  Participating Companies who have been continually employed by the Company or any Participating Company (including any predecessor entity) for at least ninety (90) days (including any authorized leave of absence meeting the requirements of Treasury Regulation ss. 1.421-7(h)(2)) as of the applicable date of grant (defined below) and who are customarily employed at least 20 hours per week and at least 5 months per year shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation (within the meaning of Sections 423(b)(3) and 424(d) of the Code) ("Eligible Employee"). Notwithstanding that set forth above, any newly hired employee or group of employees, if designated by the Committee, shall be awarded 90 days of continuous service credit and shall become an Eligible Employee at such time the other eligibility requirements of this paragraph 4 are satisfied for the applicable employee.

         NOW, THEREFORE, be it further provided that, except as stated above, the Plan shall continue to read in its current state.



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         IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.


                            TRAMMELL CROW COMPANY,
                            a Delaware corporation



                            By:    /s/ Derek R. McClain
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                            Name:  Derek R. McClain
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                            Title: Executive Vice President and General Counsel
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                            Dated: June 23, 1999
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